Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-4 of Breitburn Energy LP of information from our firm’s reserves report dated January 29, 2014, entitled Estimates of Reserves and Future Revenue to the BreitBurn Operating L.P. Interest in Certain Oil and Gas Properties located in California, Florida, Texas, and Wyoming as of December 31, 2013 filed as Exhibit 99.1 to the 2013 Annual Report on Form 10-K of Breitburn Energy Partners LP, and all references to our firm included in or made part of this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J Carter Henson, Jr.
J. Carter Henson, Jr. P.E.
Senior Vice President

Houston, Texas

August 18, 2014